Form S-1/A Appendix

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder(s) of
Achison Inc.
Flushing, NY

I have assisted in the compilation of the financial statementsfor Achison Inc. for the period ended September 30, 2016. We provide on assurance as to its accuracy or conformity with GAAP (generally accepted accounting principles) of America. I do consent to the inclusion of the unaudited financial statements for the period ended September 30, 2016 in the Company's Report on Form S-1.

/s/Rizwan Ahmed CPA P.C.
Rizwan Ahmed CPA P.C.

New Hyde Park, New York
November 07, 2016